Exhibit 8.1



                                [S&S Letterhead]







                                                                   June 20, 2006

(212) 848-4213


John Deere Receivables, Inc.
1 East First Street
Reno, NV 89501

John Deere Capital Corporation
Suite 600
1 East First Street
Reno, NV 89501

John Deere Owner Trust 2006


Ladies and Gentlemen:
---------------------

We are acting as special United States federal tax counsel for John Deere Owner Trust 2006, a Delaware statutory trust (the "Issuer"), and John Deere Receivables, Inc. ("JDRI") in connection with the preparation of a prospectus supplement (the "Prospectus Supplement"), dated June 13, 2006, and a prospectus (the "Prospectus"), dated June 12, 2006, relating to the offering of $183,500,000 aggregate principal amount of Class A-1 5.36417% Asset Backed Notes, $123,000,000 aggregate principal amount of Class A-2 5.41% Asset Backed Notes, $272,000,000 aggregate principal amount of Class A-3 5.38% Asset Backed Notes, and $211,970,000 aggregate principal amount of Class A-4 5.39% Asset Backed Notes of the Issuer (collectively, the "Notes"). The Issuer will also issue an Asset Backed Certificate (the "Certificate") to JDRI. The Issuer will be formed pursuant to the John Deere Owner Trust 2006 Trust Agreement, dated as of June 15, 2006, between JDRI and U.S. Bank Trust National Association, as Owner Trustee (the "Trust Agreement").

The assets of the Issuer will include certain agricultural and construction equipment retail installment sale and loan contracts (the "Receivables") which will be sold to JDRI by John Deere Capital Corporation ("JDCC") pursuant to a purchase agreement (the "Purchase Agreement") between JDCC and JDRI, and will be sold to the Issuer by JDRI pursuant to a sale and servicing agreement (the "Sale and Servicing Agreement") among the Issuer, JDRI, as Seller, and JDCC, as Servicer. The Notes will be issued pursuant to an indenture (the "Indenture"), dated as of June 15, 2006, between the Issuer and The Bank of New York (the "Trustee"), and the Certificate will be issued pursuant to the Trust Agreement. Pursuant to an administration agreement (the "Administration Agreement") among the Issuer, JDCC and the Trustee, JDCC will act as administrator for the Trust.

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We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including
(a) the Prospectus and the Prospectus Supplement, (b) the forms of the following documents (collectively, the "Basic Documents"): (i) the Indenture, (ii) the Sale and Servicing Agreement, (iii) the Purchase Agreement, (iv) the Trust Agreement and (v) the Administration Agreement, (c) a specimen of the Notes attached as exhibits to the Indenture, and (d) a specimen of the Certificate attached as an exhibit to the Trust Agreement. In rendering this letter and delivering our opinion expressed below, we have assumed that the Basic Documents will be executed and delivered in substantially the form we have examined and that the transactions contemplated to occur under the Basic Documents and described in the Prospectus and the Prospectus Supplement in fact occur in accordance with the terms and descriptions thereof (including, without limitation, the rating of the Notes as of the date hereof). We have also relied on the representations, warranties and covenants made in the Basic Documents by the parties thereto and have assumed that such representations and warranties are true and correct, and that such covenants will be complied with in all material respects. In addition, we have relied upon financial data and projections as to cash flows under the Receivables, the Notes and the Certificate in various circumstances that were furnished to us by you and Deutsche Bank Securities Inc., which data and projections we have not independently verified.

On the basis of the foregoing and upon consideration of applicable law, we hereby confirm that in our opinion (i) the discussion as to United States federal income tax matters set forth in the Prospectus Supplement under the caption "FEDERAL INCOME TAX CONSIDERATIONS" accurately describes, subject to the limitations stated therein, the material United States federal income tax considerations relevant to the purchase, ownership and disposition of the Notes, and (ii) as set forth in that discussion, the Notes will be treated as debt for United States federal income tax purposes and the Issuer will not be treated as a separate entity that is an association taxable as a corporation or a publicly traded partnership taxable as a corporation.

No opinion is expressed as to any other matter. Further, we caution that our opinion is not binding on the Internal Revenue Service or the courts and is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations (including proposed Regulations and temporary Regulations) promulgated thereunder, rulings, official pronouncements and judicial decisions, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or to different interpretations.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to Form 8K and to the reference to us under the headings "LEGAL OPINIONS" in the Prospectus and the Prospectus Supplement and under the headings "SUMMARY OF TERMS - TAX STATUS" and "FEDERAL INCOME TAX CONSIDERATIONS" in the Prospectus

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Supplement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.



Very truly yours,

/s/ Shearman & Sterling LLP